Exhibit 10.72

Dale L. Fuller Stock Option Addendum Dated February 2, 2005

ADDENDUM

TO

STOCK OPTION AGREEMENT

The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement (the “Option Agreement”) by and between Borland Software Corporation (the “Corporation”) and Dale L. Fuller (“Optionee”) evidencing the stock option granted on February 2, 2005 (the “Option”) and granted to Optionee under the terms of the Corporation’s 2002 Stock Incentive Plan, and such provisions are effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement.

SPECIAL ACCELERATION AND POST-TERMINATION EXERCISE PERIOD

1. If (i) the Corporation terminates Optionee’s status as an Employee for any reason other than for Cause, as such term is defined in Optionee’s Employment Agreement dated January 1, 2001 (the “Employment Agreement”) or (ii) Optionee terminates Optionee’s status as an Employee as a result of Optionee’s Constructive Termination (as defined in the Employment Agreement), then the Option shall become fully vested and exercisable and may be exercised for all unexercised Option Shares.

2. In the event of a Change in Control of the Corporation, all unexercised Option Shares shall become fully vested and exercisable as of the date ten (10) days prior to the date of the Change in Control. Such vested Option Shares shall be exercisable for the whole ten (10) day period; provided, however, that any Option Shares subject to the Option that become vested solely based on this paragraph shall have such vesting conditioned upon on the consummation of the Change in Control. To the extent the Option is not fully exercised as of the consummation of the Change in Control, the Option shall be subject to Article Two, Section IV of the Plan.

3. The Option shall remain exercisable until the earlier of (i) the Expiration Date (as defined in the Option Agreement) and (ii) the expiration of the twenty-four (24) month-period measured from the date of the termination of Optionee’s Service for any reason.

4. The provisions of Paragraphs 1 and 2 of this Addendum shall govern the vesting of the Option in the event of (i) a termination of Optionee’s status as an Employee upon a termination by the Company without Cause or upon a Constructive Termination and (ii) a Change in Control, and shall supersede any provisions to the contrary in the Grant Notice or Option Agreement. The provisions of Paragraph 3 of this Addendum shall govern the period for which the Option is to remain exercisable, and shall supersede any provisions to the contrary in the Option Agreement, including Sections 5(a) through 5(d) of the Option Agreement.

5. In the event of any conflict, ambiguity, or inconsistency between the provisions of the Option Agreement and the provisions of this Addendum, to the extent possible such provisions will be interpreted so as to resolve any such conflict, ambiguity, or inconsistency, and if that is not possible, the provisions of the this Addendum will prevail.

Dale L. Fuller Stock Option Addendum Dated February 2, 2005

IN WITNESS WHEREOF, Borland Software Corporation has caused this Addendum to be executed by its duly authorized officer as of the Effective Date specified below.

BORLAND SOFTWARE CORPORATION

By:	/s/ Timothy J. Stevens
Title:	Sr. Vice President, General Counsel and Corporate Secretary

EFFECTIVE DATE: February 2, 2005

ACCEPTED AND AGREED:

/s/ Dale L. Fuller
Dale L. Fuller, OPTIONEE